Exhibit 10.1

CONTRACT FOR SERVICES

THIS AGREEMENT made this 1st day of April, 2007.

BETWEEN:

Blackmont Resources Ltd., a company duly incorporated under the laws of the State of Nevada, and having its registered office at 502 East John St., Carson City, NV, 89706;

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

BUA GROUP HOLDINGS LTD., of 609-475 Howe Street, in the City of Vancouver, in the Province of British Columbia, V6C 2B3;

(hereinafter called the “Administrator”)

OF THE SECOND PART

WHEREAS:

A.  The Administrator represents that the principals of the Administrator, Jason Walsh and Ralf Hillebrand, are experienced in the business of administrating the affairs of companies and businesses.

B.  The Company desires to engage the services of the Administrator for the purposes of administrating the affairs of the Company.

C.  The effective date of this Agreement shall be the 1st day of April , 2007 (the “Effective Date”).

  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.  The Company hereby appoints the Administrator to be the manager of the Company’s daily affairs, including managing the Company’s office.

2.  The Administrator, as manager for the Company, shall:

(a)
cause the Company to punctually pay all proper bills and accounts for supplies, materials, services and wages presented to the Company, with the Company’s funds when available in the Company’s treasury; the Administrator will be reimbursed for all bills and accounts and out-of-pocket expenses paid or incurred on behalf of the Company (the “Administrator’s Expenses”);

(b)	cause the Company to keep proper books of accounts and records showing the Company’s income and expenditures;

(c)
cause the Company to keep records of the Company’s assets and business interest and all subsequently acquired projects and properties, and ensure that these aforementioned assets are kept in good standing through the due payment of all taxes, rents and assessments imposed or levied upon same with funds provided by the Company; and

(d)	provide such other managerial assistance as the Company may request from time to time.

3.  The Administrator shall undertake and exercise the ordinary functions of manager for the Company.

4.  The services of the Administrator shall commence on the effective date and this Agreement shall terminate one year after the Effective Date or by written notice of the Administrator, whichever shall first occur:

(a)
in the case of a termination notice by the Administrator to the Company and upon payment of the current month’s Fee at the date of the notice plus the reimbursement of any the reimbursement of any Administrator’s Expenses; the Administrator shall leave all records, reports and data pertaining to and belonging to the Company in an up-to-date and orderly manner and shall not remove any of these records, reports and data from the office of the Company;

(b)	(i)
In the event of a notice by either party being given before the 15th day of the month, the Administrator shall provide its services if requested by the Company until the last day of the month in which the notice is given, or

(ii)	if the notice is given after the 15th day of the month, the Administrator shall provide its services for a minimum ten (10) business days immediately following the date of the notice.

5.	(a)
The Administrator shall cause its employee’s to devote sufficient time, skill, knowledge and attention to managing the affairs of the Company, on behalf of the Administrator, in a competent and manner and the Administrator shall receive from the Company, as a fee for services provided to the Company, the sum of Five Hundred ($500) Dollars per month;

(b)	The Company will pay the Administrator Two Hundred and Fifty ($250.00) Dollar per month for office expenses.

6.  All payments hereunder shall be made to the Administrator at its address first above written and the Company shall remit such payments to the Administrator on a regular monthly basis commencing the Effective Date.

7.  The Company shall indemnify and save harmless the Administrator from and against any and all actions, claims, suits, demands, losses and/or damages whatsoever which may arise or result from or are caused by the Administrator or the Company or anyone associated with or employed by the Administrator or the Company in the ordinary scope of employment or the terms of management.

8.  The Administrator shall act upon all lawful instructions given to it by the Board of Directors of the Company.

9.  Any notice required to be given to either party by the other hereunder shall be well and sufficiently given if sent by registered mail, postage paid or if delivered to the parties hereto at their respective addresses as first above written. Such notice shall be deemed received, if delivered, when delivered or, of mailed, forty-eight (48) hours after posting. Either party may change its address for notice by advising the other party in writing.

10.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, as the case may be.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and year first above written.

THE CORPORATE SEAL of Blackmont Resources. was hereunto affixed in the presence of:	) ) ) ) ) ) ) ) )	C/S

THE CORPORATE SEAL of BUA GROUP HOLDINGS LTD., was hereunto affixed in the presence of:	) ) ) ) ) ) ) ) )	C/S

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